Exhibit 99.1

NPS Pharmaceuticals Reports Third Quarter Results and Improved Cash Burn Guidance

-- Conference call today at 5:00 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--November 4, 2009--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a biopharmaceutical company focused on developing therapeutics for rare gastrointestinal and endocrine disorders, today reported third quarter 2009 financial results and improved cash burn guidance.

Revenues were $20.1 million for the third quarter of 2009, as compared to $26.1 million for the third quarter of 2008. Third quarter 2008 revenues included the recognition of $4.4 million of previously deferred license fee revenue related to an agreement with Nycomed for teduglutide. The company’s net loss was $7.8 million or $0.16 per diluted share for the third quarter of 2009 versus a net loss of $11.4 million or $0.24 per diluted share for the third quarter of 2008. The net loss for the third quarter of 2008 included a non-operating charge of $10.8 million related to a decline in the estimated fair value of the company’s auction-rate securities (ARS) investments.

The company’s cash, cash equivalents and short- and long-term investments totaled $88.0 million at September 30, 2009 versus $106.1 million at December 31, 2008. The company’s net cash burn was $22.2 million for the nine months ended September 30, 2009. NPS is reducing its 2009 cash burn guidance to a range of $43 million to $50 million, versus its previous guidance of $55 million to $65 million. The decrease in the company’s 2009 cash burn from previous guidance is principally due to (i) the shifting of certain expenses from 2009 to 2010, (ii) improvements in working capital, and (iii) higher-than-anticipated royalty revenue on REGPARA® (cinacalcet HCl). The company’s reported cash burn and cash burn guidance exclude changes in the estimated fair value of the company’s ARS investments and proceeds from external financing activities.

“We continue to aggressively manage our cash burn,” said Francois Nader, M.D., president and chief executive officer of NPS Pharmaceuticals. “Additionally, we have made strong progress advancing the STEPS study for teduglutide in short bowel syndrome and continue to expect full enrollment by the end of next quarter. We also held a pre-IND meeting with FDA to discuss a path forward for developing teduglutide for chemotherapy-induced gastrointestinal mucositis.

“Our REPLACE study is also advancing, although we have experienced slower-than-expected enrollment largely due to prolonged turnaround times for certain outsourced activities related to site-readiness. We have taken a number of corrective actions and we now expect to achieve full enrollment in the middle of 2010. All of our regulatory-readiness and commercial supply chain activities for GATTEX and NPSP558 are advancing as planned.”

Product Pipeline Update

Teduglutide

  The STEPS study remains on track to reach full patient enrollment before the end of the first quarter of 2010. Substantially all sites are actively screening patients and nearly half of the currently targeted number of patients has been enrolled. STEPS is an international, double-blind, placebo-controlled Phase 3 registration study to confirm that GATTEX® (teduglutide) is well tolerated and reduces parenteral nutrition (PN) dependence in short bowel syndrome (SBS) patients. NPS is advancing STEPS with the support of its partner, Nycomed, and the two companies are sharing external clinical costs.
  The STEPS 2 study is now underway. STEPS 2 is an open-label follow-on study that will enroll patients who have participated in the STEPS study and elect to continue on GATTEX (teduglutide) for up to an additional 24 months. NPS is advancing STEPS 2 with the support of its partner, Nycomed, and the two companies are sharing external clinical costs.
  Clinical investigators presented new data from the completed 24-week, placebo-controlled Phase 3 clinical trial at the 2009 American College of Gastroenterology Annual Scientific Meeting and Postgraduate Course. In one presentation, data showed that teduglutide significantly improved lean body mass and total bone mineral content in PN-dependent SBS patients. A separate presentation showed that teduglutide improves intestinal electrolyte and wet weight absorption in SBS patients.
  The company is completing preclinical studies evaluating teduglutide in chemotherapy-induced gastrointestinal mucositis or CIGIM and recently completed a pre-investigational new drug application (pre-IND) meeting with the U.S. Food and Drug Administration (FDA) about the path forward for this indication.
  Preclinical activities evaluating teduglutide in pediatric indications continue to advance.

NPSP558 (parathyroid hormone 1-84)

  Substantially all original sites are now actively screening patients for the REPLACE study; however, the study has experienced slower-than-expected enrollment to date. NPS has taken a number of corrective actions to accelerate enrollment in REPLACE, including transitioning certain activities to a new service provider, adding new sites, and expanding the base of eligible patients to better match the target patient population. NPS now expects to achieve full enrollment in REPLACE near the middle of 2010, rather than the first quarter of 2010. REPLACE is an international, double-blind, placebo-controlled Phase 3 registration study evaluating NPSP558 for the treatment of hypoparathyroidism in adults.

Financial Results

Revenues

Revenues are comprised of royalties, product sales, and milestones and license fees.

NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil-Janssen’s sales of Nucynta™ (tapentadol). Royalty revenue was $20.1 million for the third quarter of 2009, versus $21.7 million for the third quarter of 2008, as follows:

In millions	Third Quarter
	2009	2008
Royalty:
Sensipar	$16.5	$19.0
Preotact	2.5	2.2
REGPARA	1.0	0.5
Nucynta	0.1	--
Total	$20.1	$21.7

Each calendar year, the company’s royalty percentage on Sensipar increases as cumulative annual sales thresholds are achieved. Achievement of these sales thresholds increases the royalty rate in the period the threshold is reached and triggers a true-up payment for prior sales during the year. The decline in Sensipar royalties for the third quarter of 2009 versus the third quarter of 2008 is attributable to earning the true-up payment in the second quarter of 2009 as compared to the third quarter of 2008.

The company’s royalty rights related to Sensipar and Preotact currently secure non-recourse debt. After repayment of the debt and interest, Sensipar royalties will return to NPS. When Preotact royalty payments exceed two and one-half times the amount of advanced principal, any residual royalties revert to NPS.

Research and development

Research and development expenses were $9.8 million for the third quarter of 2009 versus $5.3 million for the third quarter of 2008. The increase in research and development expense was primarily due to clinical, regulatory, and commercial supply-chain readiness activities to support the company’s registration programs for GATTEX in short bowel syndrome and NPSP558 in hypoparathyroidism.

General and administrative

General and administrative expenses were $5.8 million for the third quarter of 2009 versus $3.7 million for the third quarter of 2008. The change in general and administrative expense was largely due to increases in market research and other strategic forecasting activities, severance, non-cash share-based compensation expense, and legal fees.

Interest expense

Third quarter interest expense was $12.1 million for 2009 versus $16.4 million for 2008. The decrease was primarily due to lower interest expense associated with the company’s non-recourse debt. With the exception of $50 million of the company’s convertible notes due in 2014, all of the company’s outstanding debt is non-recourse and is secured by its Sensipar and Preotact royalties.

Loss on investments

The company’s auction-rate securities or ARS investments have experienced failed auctions since the latter part of 2007 due to liquidity issues in the global credit and capital markets. While all of the company’s ARS continue to pay interest, the severity and the duration of the decline in fair value have resulted in the company recognizing “other than temporary” changes in the fair value of its ARS investments. There was no impairment charge in the third quarter of 2009 versus an impairment charge of $10.8 million in the third quarter of 2008.

Cash and investments

At September 30, 2009, the company’s cash, cash equivalents, and short- and long-term investments totaled $88.0 million compared to $106.1 million at December 31, 2008. Included in these amounts are ARS investments with an estimated fair value of $9.3 million at September 30, 2009, of which $7.9 million are classified as non-current, compared to $8.8 million at December 31, 2008, all of which are classified as non-current. The principal value of these ARS investments is $29.7 million.

Conference Call Information

NPS will host a conference call beginning today at 5:00 pm Eastern Time. To participate in the conference call, dial (866) 713-8395 and use passcode 67435271. International callers may dial (617) 597-5309, using the same passcode. In addition, a live audio of the conference call will be available over the Internet and interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with passcode 92620208, until midnight ET, November 18, 2009. International callers may access the replay by dialing (617) 801-6888, using the same passcode. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently conducting two Phase 3 registration studies. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX® in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and in preclinical development for gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Kirin, Nycomed, and Ortho-McNeil-Janssen Pharmaceuticals. Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. GATTEX® and Preotact® are the company’s registered trademarks in the U.S. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, the risks associated with the company’s auction-rate securities, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Royalties	$20,112	$21,703	$57,347	$51,894
Product sales	--	--	8	1,684
Milestones and license fees	7	4,372	4,742	24,636
Total revenues	20,119	26,075	62,097	78,214

Costs and expenses:
Cost of royalties	500	1,705	500	4,690
Cost of goods sold	--	--	--	1,350
Cost of license fees	--	885	481	4,724
Research and development	9,828	5,273	22,087	14,128
General and administrative	5,827	3,667	15,361	17,355
Total operating expenses	16,155	11,530	38,429	42,247
Operating income	3,964	14,545	23,668	35,967

Other income (expense):
Interest income	374	983	1,374	3,804
Interest expense	(12,099)	(16,405)	(39,590)	(49,021)
Loss on impairment of marketable investment securities	--	(10,782)	(2,206)	(14,691)
Other (expense) income, net	(40)	177	(180)	472
Total other expense, net	(11,765)	(26,027)	(40,602)	(59,436)
Loss before income tax benefit	(7,801)	(11,482)	(16,934)	(23,469)

Income tax benefit	(35)	(123)	(1,049)	(220)
Net loss	($7,766)	($11,359)	($15,885)	($23,249)
Net loss per common and potential common share:
Basic	($0.16)	($0.24)	($0.33)	($0.49)
Diluted	($0.16)	($0.24)	($0.33)	($0.49)
Weighted average common and potential common share:
Basic	48,110	47,777	48,029	47,632
Diluted	48,110	47,777	48,029	47,632

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	September 30,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and current marketable investment securities	$80,076	$97,380
Current restricted cash and cash equivalents	27,233	37,016
Account receivable	20,447	25,406
Litigation settlement receivable	--	16,000
Other current assets	4,648	2,694
Equipment, net	363	285
Marketable investment securities, less current portion	7,885	8,752
Debt issuance costs, net	3,882	5,158
Other long-term assets	691	1,486
Goodwill	9,429	9,429
Total assets	$154,654	$203,606

Liabilities and Stockholders’ Deficit:
Current liabilities	$60,365	$81,889
Convertible notes and capital lease obligation	50,000	50,014
Non-recourse debt, less current portion*	248,042	268,277
Other long-term liabilities	18,614	18,512
Total liabilities	377,021	418,692

Common stock and additional paid-in capital	696,191	689,994
Accumulated other comprehensive income (loss)	2,207	(200)
Accumulated deficit	(920,765)	(904,880)
Total stockholders' deficit	(222,367)	(215,086)
Total liabilities and stockholders' deficit	$154,654	$203,606

* Non-recourse debt secured by Sensipar® and Preotact® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan Mesco, 908-450-5516
smesco@npsp.com